Exhibit 14.01

VALERO ENERGY PARTNERS GP LLC
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
This Code of Ethics for Senior Financial Officers (this “Code”) applies to the principal executive officer, principal financial officer, and controller (hereafter collectively referred to as the “Senior Financial Officers”) of Valero Energy Partners GP LLC (the “Company”), the general partner of Valero Energy Partners LP (the “Partnership” and, together with its subsidiaries and the Company, the “Partnership Group”). The Board of Directors of the Company (the “Board”) has also adopted a Code of Business Conduct and Ethics (“Master Code”) that is applicable to all employees, officers, and directors and all majority-owned and controlled subsidiaries of Valero Energy Corporation, including the Partnership and the Company. The Senior Financial Officers are bound by the provisions set forth in the Master Code relating to, among other matters, ethical conduct, conflicts of interest and compliance with laws. In addition to the Master Code, the Senior Financial Officers are subject to the following provisions of this Code:

1.
Public Disclosure Responsibilities. The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports filed by the Partnership with the Securities and Exchange Commission. Accordingly, each Senior Financial Officer is responsible for promptly bringing to the attention of the Partnership’s Financial Reporting and Disclosure Committee (the “Disclosure Committee”) any material information that he or she becomes aware of that affects the disclosures made in the Partnership’s public filings. In addition, each Senior Financial Officer shall otherwise assist the Disclosure Committee in fulfilling its responsibilities for accurate and timely financial reporting and disclosure.

2.
Reporting Deficiencies in Internal Control over Financial Reporting and Fraud. Each Senior Financial Officer shall promptly furnish to the Disclosure Committee and to the Audit Committee of the Board (the “Audit Committee”) any information that he or she may have concerning (a) any significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Partnership’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

3.
Reporting Obligations with respect to Management and Certain Key Employees. Each Senior Financial Officer shall promptly furnish to the Company’s chief legal officer or chief executive officer, and to the Chair of the Audit Committee, any information he or she may have with respect to (i) any person in the Company’s management, or (ii) any person who has a significant role in the Partnership’s internal control over financial reporting concerning (a) any violation of the Master Code, or (b) any actual or apparent conflict of interest between personal and professional relationships.

4.
Reporting of Violations. Each Senior Financial Officer shall promptly furnish to the Company’s chief legal officer or chief executive officer, and to the Chair of the Audit Committee, any information he or she may have concerning evidence of a material violation by the Partnership Group or by any employee or agent thereof, of (a) any securities laws or other laws, rules or regulations applicable to the Partnership Group or the operation of its business, or (b) the Master Code or this Code.

Exhibit 14.01

5.
Disciplinary Action. (i) The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken to address any violation of this Code or the Master Code by any Senior Financial Officer. Such disciplinary actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and the Master Code, and shall include, in the Board’s discretion: (a) written notices to the individual involved that the Board has determined that there has been a violation, (b) censure by the Board, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits (as determined by the Board), and/or (e) termination of the individual’s employment.

(ii) In determining what action is appropriate in a particular case, the Board (or its designee) shall take into account all pertinent information, including the nature and severity of the violation, whether the violation was a single occurrence or one of several occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.
The Company undertakes to cause the Partnership to disclose, in accordance with applicable law and regulation, any amendment to, or waiver from, the provisions of this Code.